Exhibit 99.1


   Secured Digital Reports Third Quarter Results Including Revenue
    Increase and Ninth Consecutive Quarter of Positive Net Income


    NEW YORK--(BUSINESS WIRE)--Nov. 18, 2004--Secured Digital Applications, Inc. (OTCBB:SDGL) www.digitalapps.net today announced that the company had achieved record revenue in the third quarter of 2004 and its ninth consecutive quarter of positive net income. The company reported total revenue of $5.5 million for the three months ended September 30, 2004, an increase of 29% over the comparable period in 2003. Net income for the third quarter was $95,712.
    The Company reported that total revenues for the three months ended September 30, 2004 totaled $5,506,529 compared to $4,283,399 for the three months ended September 30, 2003, an increase of $1,223,130 or 29%. Gross profit decreased to $650,381 for the three months ended September 30, 2004, compared to $667,557 for the three months ended September 30, 2003, a decrease of $17,176 or 3%. The Company recorded net income of $95,712 for the three months ended September 30, 2004, as compared to net income of $412,562 for the three months ended September 30, 2003. Revenues for the nine months ended September 30, 2004 totaled $15,139,976 compared to $11,750,794 for the nine months ended September 30, 2003, an increase of $3,389,182 or 29%. Gross profit increased to $1,655,634 for the nine months ended September 30, 2004, compared to $1,396,261 for the nine months ended September 30, 2003, an increase of $259,373 or 19%. The Company recorded net income of $495,127 for the nine months ended September 30, 2004 compared to a net income of $692,792 for the nine months ended September 30, 2003.
    "We are pleased to report to our shareholders that for the second consecutive quarter, our quarterly revenue exceeded $5 million. This was achieved through the growth of our existing business and contributions from sale of our biometric security applications," said Patrick Lim, Chairman and CEO of Secured Digital. "The fourth quarter will be an exciting period for the company. Additional revenue is expected to increase through our recent acquisition of Gallant IT group of companies."
    Comparative unaudited operating data for the Company for nine months ended September 30, 2004 and 2003 are as follows:

-0-
*T
                                        Nine months ended September 30

                                               2004          2003

Revenues                                    $15,139,976   $11,750,794
Gross profit                                  1,655,634     1,396,261
Sales and marketing                              25,284        19,287
General and administrative                    1,221,836       607,097
Net income                                      495,127       692,792
*T

    This press release should be read in conjunction with the Company's unaudited consolidated financial statements and notes thereto on Form 10-QSB filed with the Securities and Exchange
Commission on November 17, 2004.

    About Secured Digital Applications:

    Secured Digital Applications, Inc. (formerly known as Digital Broadband Networks, Inc.) and its subsidiaries (the "Group") are involved in the development, integration and provision of secured shipping and supply chain management service, sale of biometrics security systems and development of Web based interactive multimedia content. The Group is also involved in systems integration, servicing of computers, the sale of the EyStar SmartHome Console, broadband modems, IP cameras, Apple computers and peripherals. For more information, please visit www.digitalapps.net, www.eystar.com and www.gallant-it.com.my.

    Safe Harbor Statement:

    Information contained herein contains forward-looking statements and information that are based upon beliefs of, and information currently available to, management, as well as estimates and assumptions made by management. Forward-looking statements can be identified by the use of forward-looking terminology such as "believes", "expects", "is expected", "intends", "may", "will", "should", "anticipates", "plans" or the negative thereof. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to vary materially from historical results or from any future results expressed or implied in such forward-looking statements. Secured Digital Applications, Inc. does not undertake to update, revise or correct any forward-looking statements. Investors are cautioned that current results are not necessarily indicative of future results, and actual results may differ from projected amounts. For more complete information concerning factors which could affect the Company's results, reference is made to the Company's registration statements, reports and other documents filed with the Securities and Exchange Commission. Investors should carefully consider the preceding information before making an investment in the common stock of the Company.

    L.G. Zangani, LLC provides financial public relations service to the Company. As such L.G. Zangani, LLC and/or its officers, agents and employees, receives remuneration for public relations and or other services in the form of moneys, capital stock in the Company, warrants or options to purchase capital in the Company.


    CONTACT: Secured Digital Applications, Inc.
             Valerie Looi, 011 (603) 7955 4582
             valerie.looi@digitalapps.net
              or
             L.G. Zangani LLC
             Leonardo Zangani, 908-788-9660
             Carl Moebis, 908-788-9660
             office@zangani.com